Exhibit 3.3

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.             Name of corporation:

Las Vegas Gaming, Inc.

2.             Stockholder approval pursuant to statute has been obtained.

3.             The class or series of stock being amended:

Series E Convertible Preferred Stock

4.	By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation of Series E Convertible Preferred Stock as previously filed with the Nevada Secretary of State on December 29, 2006, is being amended and restated in its entirety.

The full text of the Amended and Restated Certificate of Designation of Series E Convertible Preferred Stock is attached hereto.

5.             Effective date of filing: (optional) __________________________________________________
(must not be later than 90 days after the certificate is filed)

6.             Signature: (required)

X /s/ Bruce A. Shepard
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After
Revised: 7-1-08

AMENDMENT AND RESTATMENT
OF
CERTIFICATE OF DESIGNATION
OF
SERIES E CONVERTIBLE PREFERRED STOCK
OF
LAS VEGAS GAMING, INC.

(Pursuant to NRS 78.195 & 78.1955)

Las Vegas Gaming, Inc. (the “Corporation”) a corporation organized and existing under the Nevada Revised Statutes (“NRS”), by its President and Secretary, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by its Articles of Incorporation, as amended (the “Articles of Incorporation”) and the provisions of NRS 78.195 and 78.1955, the Board of Directors, at a meeting held on August 11, 2008, duly approved and adopted the following recitals and resolutions:

Whereas, the Corporation is authorized by its Articles of Incorporation to issue 10,000,000 shares of preferred stock, $0.001 par value per share, of which it designated 3,300,000 shares as “Series E Convertible Preferred Stock”;

Whereas, the Board of Directors has previously filed a Certificate of Designation of Series E Convertible Preferred Stock (the “Certificate of Designation”) on December 29, 2006;

Whereas, the Board desires to amend and restate the Certificate of Designation to provide, among other things, that (i) with respect to rights upon liquidation, dissolution or winding up of the Corporation, Series E Convertible Preferred Stock shall rank junior to Series I Convertible Preferred Stock, to Series F Convertible Preferred Stock, solely with respect to the Gambler’s Bonus Million Dollar Ticket Jackpot Security Account (as defined below), and to any future equity securities issued by the Corporation the terms of which do not specifically provide that they are junior to Series E Convertible Preferred Stock; (ii) with respect to rights upon liquidation, dissolution or winding up of the Corporation, Series E Convertible Preferred Stock shall rank at parity with Series G Convertible Preferred Stock; and (iii) the number of authorized shares of Series E Convertible Preferred Stock shall be reduced to equal the number of shares of Series E Convertible Preferred Stock outstanding, or 810,800;

Whereas, the holders of a majority of the outstanding shares of Series E Convertible Preferred Stock and the holders of a majority of the shares of each such other series of the Corporation’s preferred stock senior to Series E Convertible Preferred Stock have approved of and ratified the proposed amendment and restatement of the Certificate of Designation;

Now, Therefore, Be It Resolved, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the Articles of Incorporation and NRS 78.195 and 78.1955, the Board of Directors does hereby amend the Series E Convertible Preferred Stock that was created, authorized and designated on December 29, 2006, and does hereby fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, of the shares of such series as follows:

1.
Designation and Number.  A series of Preferred Stock, designated as Series E Convertible Preferred Stock (“Series E Convertible Preferred Stock”), is hereby established.  The number of authorized shares of Series E Convertible Preferred Stock shall initially be Eight Hundred Ten Thousand Eight Hundred (810,800) shares.

2.	Maturity. The Series E Convertible Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3.
Rank. The Series E Convertible Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank:  (1) senior to (a) all classes or series of the Corporation’s common stock, (b) except with respect to the Gambler’s Bonus Million Dollar Ticket Jackpot Security Account, the Corporation’s Series F Convertible Preferred Stock, (c) the Corporation’s Series H Convertible Preferred Stock, and (d) any equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank junior to the Series E Convertible Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (the Corporation’s common stock and all other junior ranking classes or series of capital stock being referred to herein collectively as “Stock Junior to Series E Convertible Preferred Stock”); (2) at parity with the Corporation’s Series G Convertible Preferred Stock and all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank at parity with the Series E Convertible Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation; and (3) junior to all existing and future indebtedness of the Corporation, to the Corporation’s Series B Convertible Preferred Stock, to the Corporation’s Series I Convertible Preferred Stock, and, solely with respect to the Gambler’s Bonus Million Dollar Ticket Jackpot Security Account, to the Corporation’s Series F Convertible Preferred Stock, and to any future equity securities issued by the Corporation the terms of which do not specifically provide that they are junior to or at parity with the Series E Convertible Preferred Stock. “Gambler’s Bonus Million Dollar Ticket Jackpot Security Account” means the Corporation’s separate account in which $1,000,000 is reserved solely to satisfy the Corporation’s jackpot security requirements related to the Gambler’s Bonus Million Dollar Ticket game operated by the Corporation in Nevada.

4.	Dividend Rights. The Series E Convertible Preferred Stock carries no dividend rights.

5.
Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series E Convertible Preferred Stock are entitled to be paid Five Dollars ($5.00) per share of Series E Convertible Preferred Stock (the “Series E Convertible Preferred Liquidation Preference”) out of the assets of the Corporation legally available for distribution to its stockholders before any distribution of assets is made to holders of Stock Junior to Series E Convertible Preferred Stock.

5.1
Adjustment.  In the event that the holders of Series E Convertible Preferred Stock have not converted their shares of Series E Convertible Preferred Stock into shares of Common Stock Series A, $.001 par value (“Common Stock Series A”), and in the event that the Corporation at any time and from time to time either:  (1) subdivides (by stock split, reclassification or otherwise) the outstanding shares of Series E Convertible Preferred Stock into a greater number of shares of Series E Convertible Preferred Stock; or (2) combines or consolidates (by reverse stock split) the outstanding shares of Series E Convertible Preferred Stock into a smaller number of shares of Series E Convertible Preferred Stock, (each a “Series E Event”) then the Series E Convertible Preferred Liquidation Preference shall be proportionately decreased or increased, as appropriate, simultaneously with the occurrence of such event.

5.2
Consolidation or Merger of the Corporation.  The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.3
No Further Rights.  After payment of the full amount of the Series E Convertible Preferred Liquidation Preference, the holders of Series E Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Corporation by virtue of their ownership of Series E Convertible Preferred Stock.

6.
Redemption. The outstanding shares of Series E Convertible Preferred Stock may be redeemed at any time by the Corporation after July 31, 2008 at a price per share equal to the Series E Convertible Preferred Liquidation Preference by providing to the holders of Series E Convertible Preferred Stock prior written notice of no less than seven (7) calendar days; provided, however, the holders of Series E Convertible Preferred Stock may elect to convert their shares of Series E Convertible Preferred Stock into shares of Series A Common Stock in accordance with Section 8 by providing written notice of such election within the notice period provided for by the Corporation.

7.	Voting Rights. The holders of Series E Convertible Preferred Stock are not entitled to voting rights by virtue of their ownership of Series E Convertible Preferred Stock.

8.
Conversion.  At the election of a holder of Series E Convertible Preferred Stock, each share of Series E Convertible Preferred Stock is convertible at any time into Common Stock Series A at a rate of one (1) share of Common Stock Series A for one (1) share of Series E Convertible Preferred Stock (the “Series E Convertible Preferred Conversion Rate”), where no additional payment shall be required; provided, however, the Series E Convertible Preferred Conversion Rate shall be subject to adjustment as provided for herein; provided, further, the ability of a holder of Series E Convertible Preferred Stock to convert the holder’s shares into shares of Common Stock Series A shall be subject to the limitation that such holder may not beneficially own more than four and 99/100ths percent (4.99%) of the Corporation’s outstanding voting power.

8.1
Mechanics of Conversion.  Before any holder of Series E Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock Series A, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the offices of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which it wishes the certificate or certificates for shares of Common Stock Series A to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock Series A to which such holder shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series E Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock Series A issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock Series A on such date.

8.2
Adjustment for Reclassification, Exchange, and Substitution.  If at any time or from time to time after the date upon which the first share of Series E Convertible Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Common Stock Series A issuable upon the conversion of the Series E Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (other than by a Common Stock Series A Event (as defined below) or a stock dividend or distribution provided for elsewhere in this Section 8), then, in any such event, each holder of Series E Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock Series A into which such shares of Series E Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

8.3
Adjustment Upon Series E Event or Common Stock Series A Event.   In the event that a Series E Event or a Common Stock Series A Event occurs at any time or from time to time after the Original Issue Date, the Series E Convertible Preferred Conversion Rate in effect immediately prior to such event shall, simultaneously with the occurrence of such Series E Event or Common Stock Series A Event, be proportionately decreased or increased, as appropriate.

8.4
Common Stock Series A Event.  As used herein, the term “Common Stock Series A Event” shall mean:  (1) the declaration or payment of any dividend or other distribution on the Common Stock Series A, without consideration, payable to one or more stockholders in additional shares of Common Stock Series A or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock Series A; (2) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock Series A into a greater number of shares of Common Stock Series A; or (3) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock Series A into a smaller number of shares of Common Stock Series A.

9.
In the event that all of the shares of Common Stock Series A are converted into shares of the Corporation’s commons stock, $0.001 par value per share, then each reference to “Common Stock Series A” in this Certificate of Designation shall be substituted with the term “Common Stock” as necessary to keep the original meaning and intent hereof.

10.
Notice.  Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any holder of Series E Convertible Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.